Exhibit 10.4

Landscape Maintenance Proposal

Attn:	Kissimmee Bay Country Club (FSC Clearwater)
and Remington Golf Club (FSC Clearwater II)
2801 Kissimmee Bay Blvd
Kissimmee, FL 34744

Submitted By:	SSS Down To Earth Opco LLC
Director:	Michael Mosler II

Landscape Maintenance Agreement

THIS LANDSCAPE MAINTENANCE AGREEMENT (“Agreement”) dated this 1st day of November 2017, and between, Kissimmee Bay Country Club and Remington Golf Club, hereinafter referred to as, “Kissimmee Bay Country Club and Remington Golf Club,” “Customer,” or “Association”), and SSS Down To Earth Opco LLC (hereinafter referred to as “Contractor” or “Down To Earth) (Customer and Contractor shall each be a “Party” and shall collectively be the “Parties”).

1.	Scope of Work: Contractor shall furnish all labor, materials, and necessary equipment to maintain the grounds at Kissimmee Bay Country Club and Remington Golf Club for a (5) five year period commencing November 1, 2019 and ending October 1, 2024. Kissimmee Bay Country Club and Remington Golf Club have the option of extending this Agreement for three (3) additional one (1) year periods. The contract amount shall increase by 3% per month less maintenance equipment leases (shown on page 1) paid by owner for each year of the contract. In fulfillment, its obligation, Contractor shall use its best efforts to perform the Grounds Maintenance specifications attached as Exhibit “A” and specifically incorporated herein. In the event that the performance by Contractor shall be interrupted or delayed by any occurrences not occasioned by Contractor, such as acts of God, the Contractor shall be excused from such performance for such a period of time as is reasonably necessary after such occurrence to remedy the effects thereof.

2.	Indemnification: Contractor shall indemnify and hold harmless the Customer from any and all injuries, damages, causes of action or claims that are related to or arise from any acts, omissions or negligence on the part of Contractor, its agents, subcontractor, employees, or others acting on behalf of Contractor, in the performance of its obligations under this Agreement.

3.	Liability Insurance: Contractor, for itself, its subcontractors, agents and employees, shall carry liability and personal insurance with a responsible insurance company qualified to do business in the state of Florida. The limits of such insurance coverage shall be at least one million dollars ($1,000,000) for liability due to injury to or death of a person or persons and at least one million dollars ($1,000,000) for liability due to property damage. Contractor shall additionally provide Workers’ Compensation Insurance on behalf of each of its employees or laborers working on the property in accordance with all applicable laws. Such insurance shall remain in effect during the entire term of this Agreement. Contractor shall deliver to the Customer an insurance certificate evidencing such insurance prior to the signing of this contract.

4.	Standard of Performance: Contractor shall use due care, skill and diligence in the performance of its obligations under this Agreement and shall perform all of its obligations in its best workmanlike manner to the specifications set forth in Exhibit “A” hereto and in accordance with the accepted standards for professional landscape contractors in the Orlando area. All materials used in performing any obligation under this Agreement shall be of first quality and shall be used strictly in accordance with manufacturer’s specifications.

5.	Time: Time is of the essence in performing the obligations under this Agreement.

6.	Independent Contractor Relationship: All work performed by Contractor under this Agreement shall be as an independent contractor, and in no way, shall Contractor be considered to be an employee of this associations.

7.	Price and Payment Terms: Contractor shall be paid on a monthly basis. On the twentieth (20th) day of each month, the Contractor shall tender to the Customer a bill or invoice for those services rendered during the current month, which shall be paid by the Customer by the first day of the following month. Both parties hereby acknowledge that if all the grounds maintenance services are performed in accordance with the Grounds Maintenance Specifications attached hereto as “Exhibit A,” customer shall remit Contractor a monthly fee of $ 66,666.67.

8.	Termination: Given the nature of the work contemplated by this Agreement, the parties acknowledge that conditions change due to the natural growing cycle, weather patterns, wear and tear of the grounds, and other causes, both foreseen and unforeseen. As a result, should Customer believe that conditions exist that would give it cause to terminate this Agreement, Customer shall promptly (within 24 hours) notify Contractor and given Contractor an opportunity to inspect such condition. Customer acknowledges that it shall have an affirmative obligation to photograph any condition that it believes would give it cause to terminate this Agreement within 24 hours of discovery of that condition and that the failure to do so shall constitute spoliation of evidence. The client and customer may terminate this agreement with cause upon ninety (90) days written notice to the other party.

9.	Notices: Any notice required to be sent to Customer or Contractor under this Agreement shall be sent to the parties at the following address unless otherwise specified:

Customer:	Kissimmee Bay Country Club
and Remington Golf Club
2801 Kissimmee Bay Blvd
Kissimmee, FL 24744

Contractor:	SSS Down To Earth Opco LLC
PO Box 738
Tangerine, Florida 32777
Phone: 352-385-7227
Fax: 352-385-7229

10.	Governing Law and Binding Effect; Venue. This Agreement and the interpretation and enforcement of the same will be governed by and construed in accordance with the laws of the State of Florida and will be binding upon, inure to the benefit of, and be enforceable by the parties hereto as well as their respective heirs, personal representatives, successors and assigns. Venue for all actions arising from this Agreement shall lie in Lake County, Florida.

11.	Integrated Agreement, Waiver and Modification. This Agreement represents the complete and entire understanding and agreement between the parties hereto with regard to all matters involved in this transaction and supersedes any and all prior or contemporaneous agreements, whether written or oral. No agreements or provisions, unless incorporated herein, will be binding on either Party hereto. This Agreement may not be modified or amended nor may any covenant, agreement, condition, requirement, provision, warranty or obligation contained herein be waived, except in writing signed by both parties or, in the event that such modification, amendment or waiver is for the benefit of one of the parties hereto and to the detriment of the other, then the same must be in writing signed by the Party to whose detriment the modification, amendment or waiver inures.

12.	Litigation and Attorneys’ Fees. In the event it becomes necessary for either Party to this Agreement to bring suit to enforce any provision hereof or for damages on account of any breach of this Agreement or of any warranty, covenant, condition, requirement or obligation contained herein, the substantially prevailing Party in any such litigation, including appeals, will be entitled to recover from the other Party, in addition to any damages or other relief granted as a result of such litigation, all costs and expenses of such litigation and reasonable attorneys’ fees.

13.	Late Payment Charges. Any unpaid installment of Contractor’s fee or any expense reimbursement to Contractor due and payable under this Agreement will bear interest at the rate of ten percent (18%) per annum from its due date until paid in full. So long as any payment remains past due for a period in excess of ten (10) days, Contractor’s obligations under this Agreement will be suspended until paid in full.

14.	Severability. Provisions 3, 10, 12, and 14 of this Agreement are severable from any and all other provisions of this Agreement. Should any of the aforementioned provisions of this Agreement be for any reason unenforceable, the balance shall nonetheless remain in full force and effect, but without giving effect to such provision.

15.	No Third-Party Beneficiaries. The parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto. No future or present employee or customer of either of the parties nor their affiliates, successors or assigns or other person shall be treated as a third-party beneficiary in or under this Agreement.

KISSIMMEE BAY COUNTRY CLUB		SSS DOWN TO EARTH OPCO LLC
REMINGTON GOLF CLUB

BY:	ChiPing Cheung	BY:	Tom Lazzaro
ITS:	Owner	ITS:	CEO

/s/ ChiPing Cheung		/s/ Tom Lazzaro
Representative’s Signature		SSS Down To Earth Opco LLC

Exhibit “A”

Service Agreement Specifications

Putting Green Maintenance:

Mowing / Rolling

All greens will be mowed and or rolled a total of seven (7) days per week.

Height of cut will be .145” to .200” but, may be modified from time to time as deemed necessary by the golf course superintendent in conjunction with the General Manager.

The practice of alternating mowing patterns will need to be followed.

Greens speed is expected to be maintained at a stimp meter reading between 8.0 and 9.0

Collars and approaches will be mowed two (2) times per week. During dormancy periods this may be less but must not appear un-maintained at any time.

Aerification

Aerification will be done a minimum of two (2) times per year. The type of aerification such as deep tine, hollow tine or venting may be determined by the Golf Course Superintendent in conjunction with the General Manager.

Aerification will be done with a minimum of interference to play.

Verticutting and Grooming

Vertical cutting to be done as needed up to once per week and should compliment each aerification and topdressing.

Grooming or brushing may also be done at this time.

Topdressing

Following all aerifications, an approved topdressing material, similar to the greens construction sand, shall be applied and brushed into the turf. This application should be done with an approved topdressing spreader.

Spot topdressing may be applied as needed to repair damage from ball marks and other damage. Light topdressings may also be done in conjunction with the verticutting process.

Fertilization

Under normal conditions a minimum, 10# N, 16# K and 3# P should be applied per one thousand (1000) square feet. Adjustments will be made based on bi-annual soil nutrient level testing and growing conditions at the time of treatment. A variety of proven effective granular slow release type and foliar type products may be applied.

Weed Control

Post-emergent weed control will be an on-going daily effort and will be distributed in the most efficient manner possible based on course conditions.

Insect and Disease Control

Applications of pesticides must be carried out on a preventative basis for mole cricket control. During months known for high disease pressure a preventative pest program must be in place for other known pests. During low pressure months, a curative or “as needed” application approach may be utilized for pest control.

If required, at an additional cost to Kissimmee Bay Country Club and Remington Golf Club, Down To Earth will provide a proposal to apply Curfew that will be injected into all putting surfaces, greens surrounds, fairways and tee boxes one (1) time per year. Down to Earth reserves the right to use other approved products for Nematode control if they become available.

Overseeding

All areas to be overseeded, (typically, tees, fairways, greens and practice areas) will be prepared for seeding to ensure the best possible conditions for overseeding.

Poa Trivialis will be used at a rate of not less than 8 # per thousand (1,000) square feet and up to 12 # per thousand (1,000) square feet. The specific date for course overseeding will be chosen with the approval of the General Manager. Pigment may be used in lieu of seed.

Tee Maintenance

Mowing

All tee boxes should be mowed two (2) times per week.

During periods of slow growth, it may be less but at no time should they appear un-maintained.

Height of cut should be between .500” and .750”.

Aerification

All teeing areas, including practice areas, will be aerified a minimum of two (2) times per year. Spot aerification may also be needed for trouble areas.

All aerifications will be done with a minimum of interference to play.

Topdressing

Topdressing will be done in conjunction with each aerification.

Topdressing will be done after overseeding.

Spot topdressing will be done on a weekly basis to repair divot damage.

Fertilization

Types of material will be determined from results based on bi-annual soil nutrient level testing and growing conditions at the time of treatment.

Under normal conditions, 10# N, 8# K and 2# P should be applied per one thousand (1,000) square feet.

A variety of proven effective granular slow release type and foliar type products may be used.

Weed Control

Post-emergent weed control will be an on-going daily effort and will be distributed in the most efficient manner possible based on course conditions.

Insect and Disease Control

Applications of pesticides must be carried out on a preventative basis for mole cricket control. During months known for high disease pressure a preventative pest program must be in place for other known pests. During low pressure months, a curative or “as needed” application approach may be utilized for pest control.

If required, at an additional cost to Kissimmee Bay Country Club and Remington Golf Club, Down To Earth will provide a proposal to apply Curfew that will be into all putting surfaces, greens surrounds, fairways and tee boxes one (1) time per year. Down to Earth reserves the right to use other approved products for Nematode control if they become available.

Overseeding

All areas to be overseeded, (typically, tees, fairways, greens and practice areas) will be prepared for seeding to ensure the best possible conditions for overseeding.

Perennial Ryegrass will be used at a rate of not less than 15 # per thousand (1,000) square feet.

Pigment may be used in lieu of seed.

Litter Control

Policing shall be done on a daily basis for the removal of all litter (i.e.: paper, leaves, cans, bottles, tree branches, etc.)

Fairway maintenance

Mowing

All fairways should be mowed two (2) times per week.

During periods of slow growth, it may be less but at no time should they appear un-maintained.

Height of cut should be between .500” and .750”.

Alternating mowing patterns are to be followed.

Aerification

All fairways should be aerified a minimum of one (1) time per year, more often if necessary. Spot aerification may also be required to relieve compaction.

Fertilization

Types of material will be determined from results based on bi-annual soil nutrient level testing and growing conditions at the time of treatment. Under normal conditions up to eight (8) pounds of Nitrogen per one thousand (1,000) square feet may be applied annually. Soil testing will be done twice per year.

Weed Control

Post-emergent weed control will be an on-going daily effort and will be distributed in the most efficient manner possible based on course conditions.

Insect Control

Applications of pesticides must be carried out on a preventative basis for mole cricket control. During months known for high disease pressure a preventative pest program must be in place for other known pests. During low pressure months, a curative or “as needed” application approach may be utilized for pest control.

If required, at an additional cost to Kissimmee Bay Country Club and Remington Golf Club, Down To Earth will provide a proposal to apply Curfew that will be injected into all putting surfaces, greens surrounds, fairways and tee boxes one (1) time per year. Down to Earth reserves the right to use other approved products for Nematode control if they become available.

Litter Control

Policing shall be done on a daily basis for the removal of all litter (i.e.: paper, leaves, cans, bottles, tree branches, etc.)

Overseeding

All areas to be overseeded, (typically, tees, fairways, greens and practice areas) will be prepared for seeding to ensure the best possible conditions for overseeding.

Perennial Ryegrass will be used at a rate of not less than four hundred (400) pounds per acre.

Pigment may be used in lieu of seed.

Rough Maintenance

Mowing

All rough areas should be mowed one (1) times per week.

During periods of slow growth, it may be less but at no time should they appear un-maintained.

Normal Height of cut should be between .1.5” and 3.0”, depending on season.

Fertilization

Types of material will be determined from results based on bi-annual soil nutrient level testing and growing conditions at the time of treatment. Under normal conditions up to eight (8) pounds of Nitrogen per one thousand (1,000) square feet may be applied annually. Soil testing will be done twice per year.

Weed Control

Post-emergent weed control will be an on-going daily effort and will be distributed in the most efficient manner possible based on course conditions.

Insect Control

Applications of pesticides must be carried out on a preventative basis for mole cricket control. During months known for high disease pressure a preventative pest program must be in place for other known pests. During low pressure months, a curative or “as needed” application approach may be utilized for pest control.

If required, at an additional cost to Kissimmee Bay Country Club and Remington Golf Club, Down To Earth will provide a proposal to apply Curfew that will be into all putting surfaces, greens surrounds, fairways and tee boxes one (1) time per year. Rough will be an additional charge to Kissimmee Bay Country Club and Remington Golf Club. Down to Earth reserves the right to use other approved products for Nematode control if they become available.

Litter Control

Policing shall be done on a daily basis for the removal of all litter (i.e.: paper, leaves, cans, bottles, tree branches, etc.)

Course Set-Up

Cups

All cups will be changed seven (4) days per week. During this practice an inspection of each putting surface will be made and any ball marks or other damage will be repaired.

Teeing Ground

Tee markers will be moved as needed.

Trash containers should be emptied prior to the beginning of the days play and as often as needed thereafter.

Tee towels will be changed out weekly.

Ball washers will be filled as needed.

Bunker Maintenance

Raking

Bunkers will be raked three (3) days per week by hand or mechanical means or a combination of both. Areas of bunkers with “washed out” spots due to heavy rain or improper irrigation will be repaired as soon as possible. Bunker sand should be kept at a depth of 4” at all times. If any bunker requires sand in order to reach this depth, it will be additional cost to Kissimmee Bay Country Club and Remington Golf Club.

Edging

Bunker edging will be done once (1) per month.

Weed Control

Proven, effective Herbicides may be used as needed. Manual removal may also be required.

Litter Control

Policing shall be done on a daily basis for the removal of all litter (i.e.: paper, leaves, cans, bottles, tree branches, etc.)

Tree and Shrub Maintenance

Pruning

All low hanging tree branches that present a hazard to golf cart traffic or people will be removed as required. The height limitation for pruning will be fifteen (15) feet. Trees under the fifteen (15) foot limitation that are in the playable areas of the golf course will be pruned one (1) time per year. Any safety related pruning within the height limitations will be done as required. Major tree pruning or Arborist related work will be an extra cost item requiring prior approval by Kissimmee Bay Country Club and Remington Golf Club. Down To Earth bears the responsibility of providing estimates for needed work in a timely manner to Kissimmee Bay Country Club and Remington Golf Club.

Mulch

Mulch is not provided under this Agreement. All beds or otherwise bare ground areas and tree rings should be maintained with a layer of mulch sufficient to cover the bare ground. In the event Customer chooses to purchase additional mulching services, DTE shall provide all labor and materials necessary to perform this work, at the following price:

Cypress Mulch	$45.00 cu yd
Pine Bark	$45.00 cu yd
Pine Straw	$6.00 per bale

Mulch material shall consist of a premium grade of Pine Bark Nuggets or Cypress Mulch. Owner must first approve all mulch operations.

Irrigation System Maintenance

Scheduling

Watering will be scheduled by the Golf Course Superintendent in quantities and frequencies that are consistent with seasonal requirements. The majority of course watering will be done at night in order to limit the interference with play, however, hand watering and syringing may be done as needed in order to preserve and protect the grass. Down To Earth will be responsible for monitoring water consumption to ensure adequate, but not excessive, water use.

Inspection

Irrigation coverage will be checked daily and adjusted where necessary.

Repairs

Down To Earth will be responsible for all repairs, including parts and labor, to the irrigation systems, up to $9,000 annually. Additional repairs are to be brought to the attention of the General Manager for consideration. Pump station repairs are not included. Any utilities associated with pump stations such as electric or effluent water are not covered under this agreement. Kissimmee Bay Country Club and Remington Golf Club is responsible for these costs.

Damage

Any damage caused to the course by Down To Earth equipment or carelessness will be repaired without charge to the client. Repairs should be made within 24 hours where practical.

Equipment Maintenance

Equipment

Down to Earth will maintain all equipment and tools necessary to perform to the specifications of this contract. A list of the equipment shall be provided by Kissimmee Bay Country Club and Remington Golf Club. Down to Earth will maintain all equipment and tools in accordance to manufacturer’s recommendations. This expense is included in the not to exceed (NTE) annual cap of $42,000. Any additional expense beyond the $42,000 NTE will be the responsibility of Kissimmee Bay Country Club and Remington Golf Club. Down to Earth will notify the General Manager when they have reached 90% of the NTE limit. Any new equipment needed will be the sole responsibility of Kissimmee Bay Country Club and Remington Golf Club.

Drainage Maintenance

French Drains

All drains shall be checked on a routine basis for correct operation. Additional drainage is available at an additional cost to Kissimmee Bay Country Club and Remington Golf Club.

Cart Path maintenance

Litter Control

All cart path surfaces will be kept free of all sand, debris and grass clippings on a daily basis.

Edging

All cart paths will be edged on as needed basis.

Washed out areas

All washed out areas adjoining the cart paths will be filled on an “as needed” basis, after heavy rains, etc. for the safety of our employees and guests.

Lake Banks and Ditches Maintenance

Slopes and Banks Maintenance

Slopes and banks will be mowed as needed for playability and aesthetics.

Litter Control

These areas will be inspected on a daily basis and debris removed.

Miscellaneous

Weekend and Holiday Schedule

Greens will be mowed and all course set up will be done.

Practice Areas

Mowing and all other maintenance practices will be done as needed in conjunction with other like areas of maintenance around the course.

Materials

All maintenance materials will be supplied by Down To Earth and will conform to specific specifications. These supplies and materials will include:

All necessary top dressing, seed, fertilizers, fungicides, insecticides and herbicides. Nematicides are not included.

Putting green cups and flags will be purchased one (1) time per year by DTE. Rakes, tee markers are the sole responsibility of Kissimmee Bay Country Club and Remington Golf Club.

Any additional work requested by Kissimmee Bay Country Club and Remington Golf Club that is outside the scope of work provided will be negotiated on a project by project basis between Down To Earth and the General Manager.